Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229

February 9, 2017

CFO Commentary on Fourth Quarter and Full Year 2016 Financial Results
and 2017 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm

Conference Call
The company will host a conference call on Thursday, February 9, 2017 at 5:00 p.m. ET to review fourth quarter and FY2016 results, as well as its fiscal year 2017 financial outlook. To participate, please dial (877) 407-9205 in the United States. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until February 8, 2017.

Fourth Quarter Summary
Net sales increased $18.0 million, or 3 percent (2 percent constant-currency), to a record $717.4 million.

Gross margin expanded approximately 175 basis points to 47.1 percent of net sales. Selling, general & administrative (SG&A) expenses increased $4.1 million, or 2 percent, resulting in 30 basis points of operating expense leverage.

Record operating income of $100.4 million increased 22.0 percent and represented 14.0 percent of net sales.

Net income increased $21.4 million, or 34 percent, to a record $84.7 million, or $1.20 per diluted share.

FY2016 Summary
Record net sales of $2.38 billion increased 2 percent (2 percent constant-currency).

Record gross margin of 46.7 percent of net sales expanded approximately 60 basis points. SG&A expenses increased $32.1 million, or 4 percent, resulting in 60 basis points of operating expense deleverage.

Record operating income of $256.5 million increased 3 percent and represented operating margin of 10.8 percent.

Record operating cash flow of $275.2 million.

Record net income increased 10 percent to $191.9 million, or $2.72 per diluted share.

FY2017 Financial Outlook Summary
Our full year 2017 financial outlook anticipates:

•	net sales increase of approximately 4 percent compared with 2016, including approximately 1 percentage point negative effect from changes in currency exchange rates;

•	operating income growth of up to 5 percent, to between approximately $260 million and $270 million, representing operating margin of up to 10.9 percent;

•	net income of between approximately $192 million and $200 million, or $2.72 to $2.82 per diluted share.

The Full Year 2017 Financial Outlook section beginning on page 6 below contains a more detailed discussion of the factors contributing to this outlook.

Fourth Quarter Financial Results
(All comparisons are between fourth quarter 2016 and fourth quarter 2015, unless otherwise noted.)

Net Sales
Consolidated net sales increased $18.0 million, or 3 percent (2 percent constant-currency), to a record $717.4 million, compared with $699.4 million.

Regions

•
U.S. net sales increased $9.2 million, or 2 percent, to $455.4 million. The increase in U.S. net sales reflected a low-double-digit increase in direct-to-consumer (DTC) net sales, partially offset by a mid-single-digit decline in net sales to wholesale customers. During the fourth quarter of 2016, the company operated 118 U.S. retail stores (93 outlet; 25 branded) and 5 branded ecommerce sites, compared with 111 stores (87 outlet; 24 branded) and 5 branded ecommerce sites during the same period in 2015.

•
Net sales in the LAAP region increased $2.2 million, or 1 percent (declined 1 percent constant-currency), to $151.9 million, driven by mid-teen growth in Japan (low-single-digit constant-currency), and a high-single-digit net sales increase in China (mid-teen constant-currency). These increases were partially offset by a low-teen percentage net sales decline in Korea (mid-teen constant-currency) and a mid-teen decline in net sales to LAAP distributors. The net sales decrease in Korea reflects a change in consumer preferences in that country away from the outdoor category that has created industry-wide excess inventory levels in that market. The decline in net sales to LAAP distributors was primarily due to a shift in the timing of shipments of increased Spring 2017 advance orders.

•
Net sales in the Europe, Middle East, Africa (EMEA) region increased $11.9 million, or 20 percent, to $70.1 million. Net sales increased low-20 percent in Europe-direct markets, representing an eighth consecutive quarter of growth greater than 15 percent. Net sales to EMEA distributors increased by a high-teen percentage, primarily due to a favorable shift in the timing of shipments of increased Spring 2017 advance orders and stabilizing conditions in our Russian business.

•	Net sales in Canada declined $5.3 million, or 12 percent (11 percent constant-currency), to $40.0 million, reflecting lower wholesale net sales, partially offset by higher DTC net sales.

Brands

•
Columbia brand global net sales increased $23.4 million, or 4 percent, to $552.3 million, primarily reflecting increased U.S. DTC net sales combined with increased net sales in the EMEA region, Japan, and China, partially offset by lower wholesale net sales in the U.S. and Canada, as well as lower sales in Korea and to LAAP distributors.

•
SOREL brand global net sales decreased $1.5 million, or 1 percent (2 percent constant-currency), to $103.8 million, primarily due to net sales declines in the U.S. and Canada, partially offset by increased net sales in Europe-direct markets and Japan.

•	prAna brand global net sales increased $0.5 million, or 2 percent, to $28.2 million, primarily reflecting growth in the U.S.

•
Mountain Hardwear brand global net sales decreased $3.9 million, or 11 percent (12 percent constant-currency), to $31.3 million, primarily reflecting declines in the U.S., China and Korea, partially offset by increased net sales in Japan and the EMEA region.

Product Categories

•
Global Apparel, Accessories & Equipment net sales increased $20.2 million, or 4 percent, to $535.8 million, primarily driven by increased Columbia, SOREL and prAna brand net sales, partially offset by a low-double-digit percentage decline in Mountain Hardwear brand net sales.

•
Global Footwear net sales decreased $2.2 million, or 1 percent (2 percent constant-currency), to $181.6 million, reflecting a 3 percent decline in SOREL brand net sales, partially offset by 1 percent growth in net sales of Columbia brand footwear.

Gross Margin
Fourth quarter 2016 gross margins expanded 175 basis points to 47.1 percent, primarily reflecting:

•	a favorable mix of full price versus closeout product sales;

•
favorable changes in sales channel mix with a higher proportion of DTC net sales, which generally carry higher gross margins, and a lower proportion of net sales to international distributors, which generally carry lower gross margins;

•	selective price increases across product categories and geographies; and

•	a favorable sourcing environment;
partially offset by:

•	an unfavorable impact from foreign currency rates in Europe, Canada, China, and Japan.

Selling, General and Administrative (SG&A) Expense
Fourth quarter 2016 SG&A expense increased $4.1 million, or 2 percent, to $241.2 million, or 33.6 percent of net sales, compared to 33.9 percent of net sales in last year’s fourth quarter, resulting in 30 basis points of SG&A expense leverage.

The increased SG&A expense included:

•	increased personnel costs to support strategic initiatives and business growth;

•	increased demand creation expenses;

•	increased expenses related to the company’s expanding global DTC channel; and

•	the unfavorable impact from foreign currency translation;
partially offset by:

•	cost containment efforts instituted throughout the year;

•	lower incentive compensation; and

•	lower information technology investments.

Operating Income
Consolidated operating income increased 22 percent, to a fourth quarter record $100.4 million, or 14.0 percent of net sales, compared with fourth quarter 2015 operating income of $82.3 million, or 11.8 percent of net sales.

Income Tax Expense
The effective tax rate for the fourth quarter was 15.1 percent, compared to 21.7 percent in the fourth quarter of 2015. The lower effective income tax rate was due to a higher proportion of taxable income in foreign jurisdictions where tax rates are generally lower than in the United States and the increased benefit from the utilization of foreign tax credits, partially offset by a lower tax benefit related to the resolution of tax audits in various jurisdictions.

Net Income
Consolidated fourth quarter 2016 net income increased 34 percent to $84.7 million, or $1.20 per diluted share, compared with net income of $63.4 million, or $0.90 per diluted share, in the fourth quarter of 2015.

Regular Quarterly Cash Dividend
At its regular board meeting on January 27, 2017, the board of directors authorized a regular quarterly cash dividend of $0.18 per share, payable on March 22, 2017 to shareholders of record on March 9, 2017.

FY2016 Financial Results:
(All comparisons are between fiscal 2016 and fiscal 2015, unless otherwise noted.)

Net Sales
Net sales increased $50.8 million, or 2 percent (2 percent constant-currency), to a record $2.38 billion. Net sales through the company’s global DTC channels represented approximately 37 percent of consolidated net sales, and grew at a low-teen percentage rate compared to low-single-digit percentage decline in sales to the company’s global wholesale and distributor channels.

Regions

•
U.S. net sales increased $50.0 million, or 3 percent, to $1.51 billion. The increase in U.S. net sales primarily reflected a mid-teen increase in net sales through the company's DTC channel, including low-20-percent growth in ecommerce net sales, partially offset by a mid-single-digit percentage decline in wholesale net sales.

•
Net sales in the LAAP region declined $15.5 million, or 3 percent (4 percent constant-currency), to $453.7 million, primarily due to a low-20 percent net sales decline in Korea (high-teen constant-currency), reflecting a change in consumer preferences in that country away from the outdoor category that has created industry-wide excess inventory levels in that market, and a high-teen percentage decrease in net sales to LAAP distributors, primarily due to shifts in the timing of shipments of Spring advance orders. These declines were partially offset by a low-double-digit percentage increase in net sales in Japan (low-single-digit increase in constant-currency) and a low-single-digit percentage net sales increase in China (high-single-digit constant-currency).

•
Net sales in the EMEA region increased $20.3 million, or 9 percent (10 percent in constant-currency). Net sales in Europe-direct markets increased at a low-20 percent rate (mid-20 percent constant-currency), representing the second consecutive year of mid-20 percent constant-currency growth and returning that business to profitability in 2016. That increase was offset by a low-double-digit percentage decrease in sales to EMEA distributors due to the challenging macroeconomic conditions in Russia.

•
Net sales in Canada decreased $4.0 million, or 2 percent (increased 1 percent constant-currency), to $164.6 million, reflecting a decline in wholesale net sales, partially offset by increased DTC net sales.

Brands

•
Columbia brand global net sales increased $45.4 million, or 2 percent (3 percent constant-currency), to $1.91 billion, driven by growth in the U.S., Europe-direct markets, Japan, China and Canada, partially offset by declines in Korea, and the LAAP and EMEA distributor markets.

•
SOREL brand global net sales increased $3.8 million, or 2 percent (1 percent constant-currency) to $213.0 million, driven primarily by increased wholesale and DTC net sales in the U.S. and Europe-direct markets, partially offset by a decline in Canada.

•	prAna brand global net sales increased $14.6 million, or 12 percent, to $139.9 million, primarily reflecting growth in the U.S.

•
Mountain Hardwear brand global net sales decreased $12.3 million, or 11 percent (10 percent constant-currency), to $104.0 million, reflecting lower net sales in the U.S., Korea and to LAAP distributors, partially offset by growth in the EMEA region, Canada and Japan.

Product Categories

•	Global Apparel, Accessories & Equipment net sales increased $44.2 million, or 2 percent (3 percent constant-currency), to $1.87 billion, primarily driven by the Columbia and prAna brands.

•	Global Footwear net sales increased $6.6 million, or 1 percent, to $511.6 million, representing growth from the Columbia and SOREL brands.

Gross Margin
Gross margins expanded 60 basis points to a record 46.7 percent, primarily driven by:

•
favorable changes in sales channel mix with a higher proportion of DTC net sales, which generally carry higher gross margins, and a lower proportion of net sales to international distributors, which generally carry lower gross margins;

•	a favorable mix of full price versus closeout product sales;

•	selective price increases; and

•	a favorable sourcing environment;
partially offset by:

•	an unfavorable impact from foreign currency rates in Europe, Canada, China and Japan.

Selling, General and Administrative (SG&A) Expense
SG&A expenses increased $32.1 million, or 4 percent, to $864.1 million, representing 36.4 percent of net sales, compared to $832.0 million, or 35.8 percent of net sales in 2015, representing 60 basis points of SG&A expense deleverage. The increased SG&A expense included:

•	increased costs to support the company’s expanding global DTC channel;

•	increased personnel costs to support strategic initiatives and business growth; and

•	increased information technology investments;
partially offset by:

•	lower incentive compensation;

•	cost containment efforts instituted throughout the year; and

•	lower demand creation expenses, which totaled 5.0 percent of sales during 2016, compared with 5.2 percent of net sales in 2015.

Net licensing income totaled $10.2 million, compared with $8.2 million in 2015.

Operating Income
Operating income increased $6.8 million, or 3 percent, to $256.5 million, representing an operating margin of 10.8 percent, compared with 2015 operating margin of 10.7 percent.

Income Tax Expense
The full year 2016 income tax rate was 22.8 percent, compared with the 2015 rate of 27.3 percent. The lower effective income tax rate was due to a higher proportion of taxable income in foreign jurisdictions where tax rates are generally lower than in the United States, an increased income tax benefit from the utilization of foreign tax credits and an income tax benefit recognized as a result of the company’s adoption of a newly issued accounting standard.  These comparative income tax benefits were partially offset by a non-recurring tax benefit that was recognized in 2015 from the utilization of net operating loss carry-forwards and the release of associated valuation allowances in certain international tax jurisdictions.

Net Income
Net income for 2016 increased 10 percent to $191.9 million, or $2.72 per diluted share, compared to full year 2015 net income of $174.3 million, or $2.45 per diluted share.

Balance Sheet
At December 31, 2016, cash and short-term investments totaled $551.9 million, compared to $370.4 million at December 31, 2015. At December 31, 2016, approximately 49 percent of cash and short-term investments were held in foreign jurisdictions where, under current tax laws, a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at December 31, 2016 totaled $333.7 million, a 10 percent decrease on 3 percent fourth quarter net sales growth. Consolidated Days Sales Outstanding (DSO) at December 31, 2016 stood at 42 days, a decrease of 6 days compared with December 31, 2015.

Consolidated inventory of $488.0 million at December 31, 2016 increased $14.4 million, or 3 percent, compared to December 31, 2015. The increased inventory is concentrated in North America and Europe, primarily comprising Fall 2016 styles, partially offset by later receipt of Spring 2017 production. We plan to liquidate excess inventory primarily through our outlet store network during 2017.

Fiscal Year 2016 Cash Flow
Operating cash flow for the year ended December 31, 2016 was a record $275.2 million, compared to $95.1 million in 2015.

Capital expenditures totaled $50.0 million in 2016 compared to $69.9 million in 2015.

At December 31, 2016, approximately $173.5 million remained available under the current repurchase authorization. The share repurchase authorization does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

During 2016, the company paid dividends totaling $48.1 million.

Full Year 2017 Financial Outlook
Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC channels, particularly during the fourth quarter. Projections are predicated on normal seasonal weather globally.

In addition, bankruptcies and further consolidation among U.S. wholesale customers, such as those we experienced during 2016, create increased uncertainty in our ability to predict near-term net sales and profitability. We are also facing macroeconomic, competitive and geopolitical uncertainty as well as foreign currency exchange rate volatility in several major markets, making it more difficult to forecast our net sales and profitability.

Our 2017 outlook assumes that current macro and market conditions in key markets do not worsen, and that U.S. regulatory and tax policies remain largely unaltered for the balance of the year.

Taking the above factors into consideration, our current fiscal year 2017 outlook anticipates:

•
approximately 4 percent growth in global net sales compared to 2016, including contributions from three of our four brands and all four of our geographic regions, as well as approximately 1 percentage point negative effect from changes in foreign currency exchange rates;

•	a majority of the projected full year 2017 global net sales increase to come from the company's U.S. DTC channel, including the planned addition of 13 outlet stores;

•	approximately 25 basis point expansion of gross margins, including a nominal impact from changes in foreign currency hedge rates;

•	SG&A expense growth at a rate slightly greater than anticipated net sales growth, resulting in approximately 20 basis points of deleverage;

•	up to 5 percent growth in operating income to between approximately $260 million and $270 million, representing operating margin of up to approximately 10.9 percent;

•	an effective income tax rate of approximately 24.0 percent; and

•	up to 4 percent growth in net income to between approximately $192 million and $200 million, or $2.72 to $2.82 per diluted share.

The above outlook also anticipates:

•	a lower net sales growth rate in the first half of the year than in the second half; and

•	more pronounced SG&A deleverage in the first half of the year, given the lower anticipated net sales growth rate and the fixed cost structure of the business.

As a result, we expect first half operating profit to be approximately $5 million to $10 million lower than the comparable 2016 period, and 2017 profitability and profitability growth compared with 2016 to be concentrated in the second half of the year.

The above projections are further based on the following expectations:

•
Mid-single-digit net sales growth from the Columbia brand, low-double-digit net sales growth from the SOREL brand, and low-double-digit net sales growth from the prAna brand, partially offset by a mid-single-digit decline in Mountain Hardwear brand net sales.

•	Mid-single-digit net sales growth in the U.S. business, consisting of mid-teen growth in DTC net sales and low-single-digit growth in wholesale net sales.

•
Low-single-digit net sales growth in the EMEA region, with the Europe-direct business contributing mid-single-digit growth (high-single-digit constant-currency) and the EMEA distributor business contributing low-single-digit growth.

•
Low-single-digit net sales growth in the LAAP region, consisting of high-teen growth in net sales to LAAP distributors, largely offset by a mid-single-digit net sales decline in Korea (low-single-digit constant-currency) and a low-single-digit net sales decline in Japan (mid-single-digit growth constant-currency). Net sales in China are expected to be comparable to 2016 (mid-single-digit growth constant-currency).

•	Mid-single-digit net sales growth in Canada.

•	Gross margin expansion of approximately 25 basis points compared with 2016, reflecting:

•	a favorable channel mix with a greater proportion of DTC net sales; and

•	a favorable sourcing cost environment.

•
SG&A expense growth rate slightly greater than anticipated consolidated net sales growth, resulting in approximately 20 basis points of expense deleverage. The nominal increase in projected SG&A expense consists primarily of:

•	increased expenses to support continued expansion in the company's global DTC channel;

•	increased personnel expenses to support strategic initiatives and business growth; and

•	increased demand creation expenses;
partially offset by:

•	favorable foreign currency translation; and

•	continued cost containment measures.

•	Licensing income of approximately $12.0 million.

•
An estimated full-year effective income tax rate of approximately 24.0 percent. The actual rate could differ based on the geographic mix of pre-tax income and the impact of discrete events that may occur during the year. In addition, this tax rate projection does not anticipate any potential regulatory changes related to corporate tax rates, repatriation of cash and short-term investments held in foreign jurisdictions, or border-adjustment tax.

•
An insignificant impact on gross margins due to changes in currency exchange rates on the local currency costs of inventory purchased in U.S. dollars by our foreign subsidiaries, in contrast to 2016 when those factors had an estimated unfavorable impact of $(0.24) per share.

•	Capital expenditures of approximately $60 million, comprising investments in DTC business expansion, information technology and project-based and maintenance capital.

Organizational Assessment
As part of the company's commitment to relentless improvement, the senior management team is engaging a leading consulting firm to assist us in performing a thorough assessment of our operating model. Our goal is to ensure that our business is aligned and organized to successfully execute our strategic plan. This assessment is in its early planning stage and the above 2017 outlook does not include any financial impact that may result from the execution of this project.

Potential Cyber Security Incident at prAna.com
Earlier this week, our prAna subsidiary became aware of a potential cyber security incident involving its ecommerce website, prAna.com. We immediately launched an investigation and have engaged a leading third-party cyber security firm to assist us. Protecting our customers’ information is one of our top priorities and we are taking this very seriously. Until the investigation is completed it is difficult to characterize the scope or nature of the potential incident, but we are working vigilantly to address this issue.

This potential incident is limited to prAna’s separately-managed ecommerce site and does not involve any of the company's other branded websites.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Constant-currency Basis" tables included in the earnings release announcing fourth quarter and fiscal year 2016 financial results located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

First Quarter 2017 Reporting Schedule
Columbia Sportswear plans to report first quarter 2017 financial results on Thursday, April 27, 2017 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses , licensing income, operating income, operating margins, net income, earnings per share, income tax rates, selling, general and administrative expenses, including projected increases and decreases in specific components of SG&A, the performance of our U.S. direct-to-consumer and wholesale businesses and our Europe-direct and EMEA distributor businesses, projected growth or decline in specific geographies, countries and brands, timing of shipments, capital expenditures, changes in foreign currency exchange and hedge rates, changes in sourcing costs, and the completion and results of our organizational assessment. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in our direct-to-consumer channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

End
©2017, Columbia Sportswear Company